Exhibit 10.5

Form of Executive Officer Change in Control Agreement between Republic Bank & Trust Company and designated Executive Officers

REPUBLIC BANCORP, INC

REPUBLIC BANK & TRUST COMPANY

CHANGE IN CONTROL SEVERANCE AGREEMENT

This is a Change in Control Severance Agreement dated as of the 27th day of January 2021, made by and between Republic Bancorp, Inc., a Kentucky corporation (the “Company”), and ______________ (the “Executive”), who is presently _________________ of Republic Bank & Trust Company (the “Bank”) (the “Agreement”).  This Agreement is entered into in consideration of the mutual covenants herein contained and in further consideration of services performed and to be performed by the Executive for the Company and/or its Subsidiaries. As of the date of this Agreement, Bank is a wholly-owned Subsidiary of the Company. The Bank joins in this Agreement to further accomplish the terms and objectives of this Agreement.

Recitals

A.	The Company considers the establishment and maintenance of sound and vital management of the Company and its Subsidiaries to be essential to protecting and enhancing the best interests of the Company and its shareholders.
B.	The Company recognizes that, while not anticipated, the possibility of a change in control may exist. Such possibility, and the uncertainty and questions which it may raise among management of the Company and its Subsidiaries may result in the departure or distraction of key members of management to the detriment of the Company’s shareholders.
C.	The Company’s Board of Directors has determined that appropriate steps should be taken to encourage key members of management of the Company and its Subsidiaries, such as the Executive, to remain in the employ of the Company and/or its Subsidiaries and perform their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the parties hereto agree as follows:

Section 1 – Definitions

For purposes of this Agreement, the following words and terms shall have the following meanings:

1.1Termination by the Bank of the Executive’s employment for “Cause” shall mean termination upon (A) the willful and continued failure by the Executive substantially to perform the Executive’s duties with the Bank (other than any such failure resulting from Disability or temporary incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Bank (the “Bank Board”), which demand specifically identifies the manner in which the Bank Board believes that the Executive has not substantially performed his duties; or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Bank or the Company. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Bank or the Company.

1.2A “Change in Control” of the Company or the Bank shall mean (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company or the Bank representing a greater percentage of the combined voting power of the Company’s or Bank’s then outstanding stock, other than the Trager Family Members as a group; (ii) an event or series of events which have the effect of decreasing the Trager Family Members’ percentage ownership of the combined voting power of the Company’s or Bank’s then outstanding stock to less than 25%; (iii) the business of the Company or the Bank is disposed of pursuant to a partial or complete liquidation, sale of assets, or otherwise.  A Change in Control shall also be deemed to occur if (i) the Company or Bank enters into an agreement , the consummation of which would result in the occurrence of a Change in Control, (ii) any person (including the Company or the Bank) publicly announces an intention to take or to consider taking actions which have consummated would constitute a Change in Control, or (iii) the Company Board adopts a resolution to the effect that a “Potential Change in Control” for purposes of the Company’s Stock Incentive Plan has occurred. For purposes of this paragraph, “Trager Family Member” shall mean Steven E. Trager, Jean S. Trager and any of their lineal descendants, and any corporation, partnership, limited liability company or trust the majority owners or beneficiaries of which are directly or indirectly through another entity Bernard M. Trager, Jean S. Trager, or one or more of their lineal descendants, including, specifically, but without limitation, The Jaytee Properties Limited Partnership and Teebank Family Limited Partnership.

1.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4“Contract Period” shall mean the period defined in Section 2 hereof.

1.5“Date of Termination” shall mean the date specified in the Notice of Termination.

1.6	“Disability” shall mean a physical or mental incapacity of the Executive which entitles the Executive to benefits under any long-term disability plan or wage continuation plan applicable to him and maintained by the Company as in effect immediately prior to the applicable Change in Control.

1.7“Good Reason” Termination by the Executive for “Good Reason” shall be based on:

(a)Without the Executive’s express written consent, (i) the failure to elect or to re-elect or to appoint or to re-appoint the Executive to his position immediately prior to the Change in Control or (ii) a material adverse change made by the Bank in the Executive’s functions, duties or responsibilities as an officer of the Bank;
(b)Without the Executive’s express written consent, a material reduction in the Executive’s base salary as in effect immediately prior to the Change in Control, or a material reduction in the total compensation and/or benefits package provided to the Executive, taken as a whole;
(c)The Bank assigns Executive to work from an office that is more than 40 miles from the current office from which Executive principally works without the Executive’s express written consent, except for required travel on business of the Company and its Subsidiaries to an extent substantially consistent with the Executive’s prior business travel obligations;
(d)Any purported termination of the Executive’s employment by the Company or Bank which is not effected pursuant to a Notice of Termination; or
(e)The failure by the Company or Bank to obtain the assumption of this Agreement by any successor, in accordance with Section 5.1.

Provided that, in each case, Executive resigns employment within 90 days after the first occurrence of any such event and the Company and Bank do not cure the circumstance within that period.

1.8A “Notice of Termination” shall mean a dated notice, from the Bank or from the Executive, which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which, in the case of Good Reason, shall not be less than 30 days nor more than 90 days after such Notice of Termination is given, and in the case of the Bank’s termination of Executive for Cause, shall be the date of such notice, and (iv) is given in the manner specified in Section 3.1 and 5.4.

1.9“Plans” shall have the meaning given in Section 3.5.

1.10“Potential Change in Control” has the meaning given in Section 1.2.

1.11Any reference to “Subsidiaries” of the Company shall include those Subsidiaries owned by the Company directly or owned by the Company indirectly through another company which is wholly-owned by the Company.

1.12“Total Annual Compensation” shall mean the sum of the Executive’s annual base salary at the rate in effect at the applicable Date of Termination, plus the average of any annual bonuses paid to the Executive in the three-year period prior to such date (including, for avoidance of doubt, $0.00 in such average for any of such years in which no bonus was paid).

Section 2 — Application of Agreement

This Agreement shall apply only to termination of employment of the Executive during a period (the “Contract Period”) commencing on the date immediately preceding the date of a Change in Control and terminating on the second anniversary of the date of that Change in Control; provided, however, that each such Change in Control occurs during the period commencing as of January 1, 2021 and terminating at midnight on December 31, 2022 or as further extended pursuant to the following sentence. At midnight on December 31, 2022, and on each annual anniversary of that time and date thereafter, such latter period shall be automatically extended for two additional years, unless on or before such anniversary the Company notifies the Executive in writing that it elects not to extend such period. There is one Contract Period for each Change in Control and there may be multiple Change(s) in Control.  With respect to a termination pursuant to Section 3.2 only, the Contract Period shall also include the period from and after a Potential Change in Control.  If a Potential Change in Control occurs but a Change in Control does not follow within one year of the Potential Change in Control, the Contract Period shall expire on the one year anniversary of the Potential Change in Control.

Section 3 — Termination

3.1Procedure for Termination.  Any termination by the Bank during a Contract Period, whether due to Cause, Disability or any other situation in the discretion of the Company’s Chief Executive Officer, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by Notice of Termination to the other parties hereto.  In the case of Executive’s termination for Good Reason, the Date of Termination must occur no later than two years following the initial existence of a good reason condition.  Further, within 90 days after the date the Good Reason condition first exists, the Executive must give written notice thereof to the Bank, and the Bank must be given 30 days to cure the condition before the Date of Termination occurs.

3.2Termination for Cause or Before Contract Period.  Upon a termination of the Executive’s employment for Cause during the Contract Period, the Executive shall have no right to receive any compensation or benefits hereunder.  Upon a termination of the Executive’s employment without Cause during the Contract Period, the Executive shall be entitled to receive the benefits provided in Section 3.5 hereof.  This Agreement shall not apply to, and the Executive shall have no right to receive any compensation or benefits hereunder in connection with, any termination of the Executive’s employment by the Company other than during a Contract Period, and Executive shall remain an “at will” employee until a Contract Period begins.

3.3Termination on Account of Death or Disability.  This Agreement shall not apply to, and the Executive shall have no right to receive any compensation or benefits hereunder in connection with a termination of the Executive’s employment on account of the Executive’s death or Disability, whether or not during the Contract Period.

3.4Termination for Good Reason.  During the Contract Period, the Executive shall be entitled to terminate his employment with the Company and, if (and only if) such termination is for Good Reason, to receive the benefits provided in Section 3.5 hereof.  The Executive shall give the Company Notice of Termination of his employment pursuant to this Section 3.3.  This

Agreement shall not apply to, and the Executive shall have no right to receive any compensation or benefits hereunder in connection with, any termination of the Executive’s employment by the Executive other than during a Contract Period.

3.5Compensation Upon Certain Terminations.

(a)If during a Contract Period the Executive’s employment is terminated by the Bank other than pursuant to death, Disability or for Cause, or if the Executive terminates his employment for Good Reason, then the Company or Bank shall (subject to reduction as provided in Sections 3.5(b)-(e) below):

(1)	pay to the Executive pay to Executive the unpaid balance of the Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;
(2)

pay to the Executive as severance compensation his Total Annual Compensation in equal periodic installments over the Bank’s regular pay periods for 24 months following the Date of Termination (unless delay is required pursuant to Section 3.6);

(3)

pay as incurred or reimburse Executive for all legal fees and expenses incurred by the Executive resulting from termination (including all such fees and expenses, if any, incurred in contesting any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), as and when the Company is notified thereof, but in all events within 2½ months following the calendar year in which such amounts are incurred;

(4)

cause all stock options and stock appreciation rights and/or the rights held by the Executive with respect to stock in the Company, immediately prior to the termination, if not otherwise presently exercisable, to become presently exercisable;

(5)

maintain in full force and effect, for the continued benefit of the Executive for 24 months following the Date of Termination all employee welfare benefit plans of the Company or Bank within the meaning of Sections 3(1) of the Employee Retirement Income Security Act of 1974 (the “Plans”), in which Executive was participating immediately prior to a such termination (unless Plans generally available to employees of the Bank have been modified since the event, in which case the Plans to be continued shall be those in effect at the level most comparable to that available to the Executive at the Date of Termination and at the same cost-sharing for premiums or costs thereof as in effect before the Date of Termination. In the event that the Executive’s participation in any Plan of is prohibited, the Company or Bank shall arrange to provide the Executive with benefits substantially similar in value (without regard to similarity in tax consequence) to those which the Executive is entitled to receive under that Plan, for such period.

To the extent such Plans or provisions for comparable Plans constitute “deferred compensation” within the meaning of Section 409A of the Code, the Company and Bank shall not delay or accelerate payment to vendors or third parties for such coverage on Executive’s behalf, beyond the normal periodic payment periods then applicable for the Plans for employees generally; and

(6)

assign to Executive, when payments of severance as provided in subparagraph (2) above ceases, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Bank or the Company relating specifically to the Executive; if benefits under such a policy cease before the assignment date, the Company shall use its best efforts, without requirement to pay additional cash premiums, to maintain any such policy in full force and effect until such time, or allow the Executive to arrange to do so.

Any reimbursements under this Section 3.5 that may create taxable income for Executive must be submitted for reimbursement and paid as soon as practicable thereafter and will be paid (if timely submitted) in no event later than the last day of Executive’s taxable year following the taxable year in which the expense is incurred.

(b)All of the severance rights set forth in Section 3.5(a) are expressly conditioned upon Executive executing, and not thereafter revoking, a general release of claims effective as of the Date of Termination, in form and substance acceptable to the Company is its sole discretion. The general release will contain a waiver and release of all claims or other causes of action against the Company, its Subsidiaries and it and their directors, officers, employees and agents. The form of release shall be tendered by the Bank to Executive within 10 days after the Date of Termination and must be signed, and all revocation periods thereunder have expired, within 60 days following the Date of Termination. No severance, vesting or Plans to be paid or provided until that 60th day but amounts that would have otherwise been paid or reimbursed during that 60-day period shall be paid immediately thereafter, if such release has been signed and not revoked by Executive at that date.

(c) If prior to the Executive’s receipt of the any or all of the severance and rights set forth in Section 3.5(a), it is determined that the Executive (i) committed any fraudulent act or omission, or breach of fiduciary duty with regard to the Company or Bank that has had or is likely to have a material adverse effect on either of them, (ii) is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of either the Company or Bank, (iii) has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material adverse effect on either Company or Bank, or (iv) has violated or conspired to violate Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1302 or 1344 of Title 18 of the United State Code, or Sections 1341 or 1343 of Title 18 (or successor to such laws) affecting the Company or Bank, then the severance and related rights shall not be provided to the Executive. If it is determined after the Executive receives the severance or rights set out in Section 3.5(a) that any of the matters set forth in clauses (i) through (iv) of this Section 3.5 (c) are applicable to the Executive, then the Executive shall promptly (and in any event within

10 business days following written notice to the Executive) return an amount equal to the severance or value of the right provided to the Company or Bank in immediately available funds.

(d)If, prior to the Executive’s receipt of the any or all of the severance and rights set forth in Section 3.5(a), the Executive violates certain express covenants contained herein, including the non-competition, non-solicitation, and confidentiality or the clawback provisions in Section 4, such payments shall cease and recourse may be sought to recover them.  Further, in the event that Executive shall obtain alternative employment in the banking or financial services industry (even if outside of the area in which Executive is restricted from competing) within two years after his Date of Termination, Executive shall have the legal duty and responsibility in mitigation to immediately notify Company of that fact and the Company or Bank shall then cease any and all remaining severance installments and any Plan coverage for the remainder of the period.

(e) If the amounts payable (or the value of benefits due) hereunder, either alone or together with any other payments or benefits received or to be received by Executive in connection with a Change in Control (collectively, the “Aggregate Payments”), would cause the Company or Bank to forfeit, pursuant to Section 280G(a) of the Code, its deduction for any or all of the amounts payable hereunder, and subject the Executive to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:

(i)If the net amount that would be retained by Executive after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by Executive after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, Executive shall be entitled to receive the Aggregate Payments.

(ii)If, however, the net amount that would be retained by Executive after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax (generally, pursuant to Code Section 280G, 2.99 times the Executive’s “base amount” as defined in that Code section and regulations hereunder), the Aggregate Payments to which Executive is entitled shall be reduced to such largest amount.

Executive shall have a right to select an independent certified public accountant, benefits consultant or similar expert to audit the Bank’s calculation of the Section 280G deductible amount, and the payments hereunder, at the Bank’s expense.  If such audit reveals that the calculations performed by the Bank were in error or have resulted in the payment to Executive of an amount less than that to which he is entitled hereunder, the Bank shall immediately rectify such underpayment.

3.6Delay in Payments for Specified Employees.  Notwithstanding the provisions of Section 3.5 hereof, if the Executive is a “key employee” within the meaning of Section 416(i) (but without regard to Section 416(i)(5)) of the Code as of the last identification date thereof and determined in the manner provided in Treasury Regulation §1.409-1(i) when the Executive’s separation from service occurs, and stock of the Company is at such separation publicly traded on an established securities market or otherwise, any non-409A-exempt severance compensation and benefits payable pursuant to Section 3.5 shall not be paid earlier than 6 months following the date of the Executive’s separation from service and shall be discounted to present value using the interest rate applicable to a three year certificate of deposit at Republic Bank & Trust Company on the delayed payment date.  If the preceding sentence applies to the Executive, then the severance, reimbursements and benefits required by Section 3.5 shall not be paid or provided until 6 months following the Executive’s separation from service, unless such benefits or amounts do not constitute “deferred compensation” within the meaning given in Section 409A of the Code. For example, such benefits or amounts might not be deferred compensation to the extent benefits provided can be excluded from the Executive’s gross income as is reportable by the Company or the Bank on wage reports, or if they would be deductible by the Executive under Code Section 162 or 167 (without regard to any limitations based on adjusted gross income), and are provided or reimbursed prior to the end of the second calendar year following the calendar year in which the separation occurs.  If a benefit cannot be provided or paid for by the Company during the 6 month period following the separation from service as a result of this timing restriction, the Company shall pay to Executive the amount of compensation that would have been paid during the 6 months, as well any amount he has expended for benefits during the 6 months delay, within 5 days after the 6 months delay period has expired, and shall pay or provide for the reimbursements and benefits provided hereunder otherwise at the time and in the manner provided in Section 3.5.

3.7Meaning of “Termination” or “Separation from Service.”  If and to the extent termination of employment, or separation from service is required to trigger payment rights hereunder, such phrase shall have the meaning given in Treasury Regulation §1.409A-1(h) as reasonably interpreted by the Company. Specifically, these phrases mean the date the Company and the Executive reasonably anticipate that (i) the Executive will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Code (the “Employer Group”), or (ii) the level of bona fide services performed after that date (as an employee or independent contractor, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director) will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service).  The Employee will not be treated as having a termination of employment or separation from service while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Executive has a reemployment right with the Company by statute or contract. If a bona fide leave of absence extends beyond six months, a termination of employment or separation from service will be deemed to occur on the first day after the end of such six month period, or on the day after the Executive’s statutory or contractual reemployment right lapses, if later.

Section 4 — Restrictive Covenants and Regulatory Prohibitions

4.1Agreement Not to Compete, Disparage, Solicit or Disclose Confidential Information.  In consideration of continued employment of Executive and all other consideration set forth in this Agreement, Executive covenants and agrees as follows:

(a)After the termination of his employment (whether or not during the Contract Period or term of this Agreement) and for a period of two years thereafter, he will not

(i)directly or indirectly own, manage, operate, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which sells or attempts to provide products or services in the banking or financial services industry, in a state in which the Company or its Subsidiaries has a branch or physical presence or any other state that Company or its Subsidiaries has committed significant resources toward entering during the term of Executive’s employment for the conduct of traditional banking business; or

(ii)solicit or attempt to solicit any business that directly or indirectly competes with the Bank’s main business lines as discussed in its annual report for the previous year from any of the Bank’s customers or clients, customer prospects, or vendors with whom Executive had contact during the last three years of his employment with the Company or Bank; or

(iii)directly or indirectly on his own behalf or on behalf of any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce any Employee of the Company or its Subsidiaries with whom he has had personal contact or supervised while performing his job duties to terminate their relationship with the Company and its Subsidiaries.

(b)During the term of this Agreement and thereafter, Executive shall not (i) at any time, directly or indirectly, use or disclose to any persons, except Company or its Subsidiaries and their duly authorized directors and officers or other executives entitled thereto, trade secrets, confidential, proprietary, or other information acquired by Executive in the course of his employment in any capacity whatsoever; or (ii) disparage or speak ill of the Company or its Subsidiaries or any of its products, services, affiliates, Subsidiaries, officers, directors, or shareholders, and will take reasonable steps to prevent and will not knowingly permit any of his agents to, disparage or speak ill of such entities and persons. This paragraph shall not apply to the disclosure of such information by Executive pursuant to a duly-issued subpoena or other form from a court of competent jurisdiction or pursuant to an investigation, hearing, or other proceeding conducted under oath by an agency of the federal or state government, provided that he shall notify Company or its Subsidiaries before responding to same such that the Company or its Subsidiaries  may have the opportunity to contest the disclosure demand.

If Executive violates these covenants, (i) Company or its Subsidiaries shall be entitled, in addition to any other legal or equitable damages or remedies available, to an injunction restraining such violation, and (ii) if Executive violates these covenants while employed, Company or Bank may terminate this Agreement for Cause. In the event that the provisions of this Section should be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted under applicable law.

4.2Arbitration of Disputes.  All claims, disputes, and controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation, application or enforcement hereof, including any claims for equitable relief or claims based on contract, tort, statute, or any alleged breach, default, or misrepresentation in connection with any of the provisions hereof, will be resolved by binding arbitration. Provided, however, any aggrieved party may petition a federal or state court of competent jurisdiction in for interim injunctive or other equitable relief to preserve the status quo until arbitration can be completed in the event of an alleged breach of this Agreement. A party may initiate arbitration by sending written notice of its intention to arbitrate by sending written notice of its intention to arbitrate to the other party and to the American Arbitration Association (“AAA”) for an arbitration to take place in Louisville, Kentucky, (the “Arbitration Notice”). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted before an independent and impartial arbitrator who is selected by mutual agreement, or, in the absence of such agreement, before three independent and impartial arbitrators, of whom each party will appoint one, with the third being chosen by the two appointed by the Parties. In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. The arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Commercial Rules of arbitration, including without limitation the expedited procedures set forth therein (the “AAA Rules”). The decision of the arbitrator(s) will be final and binding on all Parties and their successors and permitted assignees. The judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrator(s) will be selected no later than 60 days after the date of the Arbitration Notice. The arbitration hearing will commence no later than 120 days after the arbitrator(s) is selected. The arbitrator(s) will render a decision no later than 30 days after the close of the hearing, in accordance with AAA Rules. The arbitrator’s fees and costs will conform to the then current AAA fee schedule and will be borne equally by the Parties.

4.3Clawback Rights.  All amounts payable under this Agreement will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Bank, as in effect from time to time and as approved by the Company or Bank’s board or a committee thereof, whether or not approved before or after the effective date of this Agreement.

4.4Regulatory Prohibition. In the event of the Executive’s termination of employment for Cause, all employment relationships and managerial duties with the Company and Bank shall immediately cease and the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Company or Bank thereafter. Further, notwithstanding any other provision of this Agreement, the parties agree this Agreement shall be terminated or not observed, if and to the extent it violates bank regulatory rules involving the subject matter hereof, including but not limited to the following:

(a)If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.
(c)If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.
(d)Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

Section 5—Miscellaneous

5.1Successors Shall Assume.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined in the preamble hereto and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. As used in this Agreement, “Bank” shall mean the Bank as defined in the preamble hereto and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5.2Binding Effect.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

5.4Notice.  Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given for all purposes if mailed by certified mail, postage prepaid and return receipt requested, addressed to the intended recipient at the addresses set forth below:

(i)If to the Company:

Republic Bancorp, Inc.

601 W. Market St.

Louisville, Kentucky 40202

Attn: CEO and Secretary of Company

(ii)If to the Bank:

Republic Bank & Trust Company

601 W. Market Street

Louisville, Kentucky 40202

Attn. CEO and Secretary of Bank

(iii)If to the Executive:

at his last known

address in the Bank’s

employment records

Or, in each case, at such other address as any of the parties shall specify by written notice to the other parties of this Agreement.

5.5Payment Obligations Absolute.  The Company’s obligation to pay the Executive the amounts provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else, except with respect to tax withholding required pursuant to Section 5.11 or the specific terms allowing reduction pursuant to Section 3.5 (b)-(e).  All amounts payable by the Company hereunder shall be paid without notice or demand.  Except as expressly provided herein, the Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to amend, terminate, cancel or rescind this Agreement in whole or in part.  Each and every payment made hereunder by the Company shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.

5.6Modifications and Waivers.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

5.7Entire Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

5.8Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Kentucky.

5.9Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.10Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

5.11Payroll and Withholding Taxes.  The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

5.12Code Section 409A: Intent to Comply. The parties agree and confirm that his Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to additional compensation that is paid in a year after the year with respect to which the compensation was earned.  This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company and Bank do not promise or warrant any tax treatment of compensation hereunder.  Executive is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein.  This Agreement shall not be amended or terminated in a manner that would accelerate or delay payments of such compensation except as permitted under Treasury Regulations under Code Section 409A.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, as of the day and year first above written.

EXECUTIVE:		REPUBLIC BANCORP, INC.

By:
		Title:	Chairman & CEO

Date:	, 2021	Date:		, 2021

REPUBLIC BANK & TRUST COMPANY

By:
		Title:	Chairman & CEO

		Date:		, 2021